AUDITORS' CONSENT

We have read the Registration Statement on Form S-4/A, Amendment No. 1 (the “Form S-4/A”) of Argentex Mining Corporation (the "Company") dated March 2, 2011 to be filed by the Company with the United States Securities and Exchange Commission and relating to matters to be addressed at the Company’s proposed Annual General and Special Shareholders’ meeting, including, among other items, approval of an agreement and plan of merger between the Company and its wholly-owned Nevada subsidiary and the post-merger continuation from the State of Nevada to the Province of British Columbia, Canada.

We hereby consent to the reference to our firm under the heading “Experts and Counsel” in the proxy statement/prospectus which is part of the Form S-4/A.

We also consent to the incorporation in the Form S-4/A of our report to the directors and stockholders of the Company on the consolidated balance sheets of the Company as at January 31, 2010 and 2009 and the related consolidated statements of operations and cash flows for the years then ended, and for the cumulative period from December 31, 2001 (date of inception) to January 31, 2010 and stockholders’ equity (deficiency) for the cumulative period from December 31, 2001 (date of inception) to January 31, 2010. Our report is dated April 14, 2010.

Vancouver, Canada	“Morgan & Company”

March 2, 2011	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1